                                 EXHIBIT INDEX


                                                                 SEQUENTIALLY
EXHIBIT NO.     DESCRIPTION                                      NUMBERED PAGE


        99.1   Press release dated January 24, 1996 reporting
               results of operations during the quarter and
               year ended December 31, 1995.                               5

FOR IMMEDIATE RELEASE                     Contacts:
                                                Media:      Mary Trigg
                                                            818-814-7922
                                                Investor:   Steve Swartz
                                                            818-814-7986


             AHMANSON REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

     Irwindale, CA, January 24, 1996 -- H.F. Ahmanson & Company
(AHM-NYSE), parent company of Home Savings of America, today reported fourth quarter earnings of $60.7 million, or $0.40 per fully diluted common share, compared to $39.9 million, or $0.23 per fully diluted common share, earned in the same 1994 period.

     Earnings for 1995 were $216.2 million or $1.40 per fully diluted common share, compared to $237.4 million, or $1.58 per fully
diluted common share in 1994.   The current year results include a
$234.7 million charge related to an accounting change effective January 1, 1995, which eliminated goodwill in connection with acquisitions prior to 1982. The results of operations for 1994 and 1995 include the sales of retail branch systems in Illinois and New York, respectively.

     Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson and Home Savings, said, "We are making significant progress towards increasing shareholder value through the development of our consumer lending business, the ongoing streamlining of our loan origination process, the expansion of our distribution channels through electronic banking and our previously announced capital buyback program."

RESULTS OF OPERATIONS

     Net interest income for the 1995 fourth quarter was $306.9 million, compared to $291.5 million in the 1994 fourth quarter. Net interest income for 1995 totaled $1.23 billion, compared to $1.30 billion earned in 1994. The net interest margin was 2.62% at December 31, 1995, compared to 2.24% at December 31, 1994. This increase in net interest margin reflects the benefits of declining interest rates and the repricing lag between the Company's assets and liabilities, and despite the fact that the Company increased its wholesale fundings during the latter part of 1995 as a result of the sale of its New York branch deposit system.

     During the fourth quarter of 1995, the Company provided $37.9 million for loan losses, compared to $38.5 million in the fourth quarter of 1994 and $29.2 million in the third quarter of 1995. For the year, the provision for loan losses was $119.1 million, compared to $176.6 million in 1994.

     "We are disappointed with credit costs which increased over recent quarters and which reflected the lingering effects of single family, multi-family and commercial mortgage portfolios originated primarily prior to 1992," continued Mr. Rinehart. "Indications in more recent books of business show a demonstrably better performance compared to the older books of business."

     In the fourth quarter of 1995, other income, which consists of gains on sales of loans and mortgage-backed securities (MBS), loan servicing income, and fee and other income, was $48.2 million, compared to $135.6 million in the 1994 period, during which the Company recorded a pre-tax gain on the sale of its Illinois retail branch system of $77.9 million and a $16.8 million gain on the sale of servicing rights.

     For the year 1995, other income was $698.4 million, compared to $260.4 million in 1994. The increase in other income was principally due to the pre-tax gain on the sale of the Company's New York retail branch system of $514.7 million in the third quarter of 1995, compared to the smaller gain on the sale of the Illinois retail branch system in 1994.

OPERATIONS OF REAL ESTATE HELD FOR INVESTMENT (REI)

     At December 31, 1995, the Company's net investment in REI was $234.9 million, down 25% from $313.3 million at December 31, 1994. The decline in net REI assets was primarily due to the continued development and sale of ongoing residential projects and the sale of four large commercial development projects. Reserves for REI assets totaled $283.7 million or 54.7% of gross REI assets at December 31, 1995, compared to $333.8 million or 51.6% at December 31, 1994.
The Company continues its plan to exit the real estate investment business. Plans are underway for the sale of several other properties during 1996. No new projects have been initiated since 1990.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses (G&A) were $199.2 million in the fourth quarter of 1995, compared to $196.2 million in the 1994 fourth quarter and $235.3 million in the third quarter of 1995. Third quarter 1995 expenses included special charges of $11.0 million relating to the reengineering of the loan origination system referred to as Project HOME Run, and $25.7 million relating to a charge on the proposed sale of certain premises buildings, one of which was sold in the fourth quarter of 1995. Furthermore, the sale of the New York deposit branches in September 1995 and the purchase of Household Bank deposit branches in Southern California in June 1995 affect these comparisons.

     G&A was $818.6 million for the year 1995, compared to $758.6 million in 1994. G&A as a percentage of average assets was 1.53% in 1995, compared to 1.46% in 1994. The rise in G&A includes the startup costs of the major initiatives and reengineering efforts currently underway.

     During the fourth quarter of 1995, the Company continued its efforts towards becoming a full-service consumer bank. These efforts have the effect of increasing costs now in preparation for significant anticipated revenue and cost savings opportunities in the future. Major initiatives include:

     CONSUMER LENDING. The Company established its Consumer Lending Division in late 1994 to offer traditional consumer lending products to customers, principally through existing retail and mortgage lending channels. The Company originated its first consumer loan in May 1995, and originated a total of $35.6 million of consumer loans during 1995.

     Fredric J. Forster, President and Chief Operating Officer, stated, "The Company's plan is to keep the `A' quality loans and sell the other loans into the secondary market. We determined that, in view of current market conditions, developing a consumer lending business de novo is preferable to purchasing a consumer finance company. We have in place a management team with extensive consumer finance background. In addition, the existing distribution channels, both in our lending and retail operations, are suitable for its successful implementation."

     MORTGAGE STREAMLINING. Progress has been made on the Company's initiative to streamline and consolidate the loan origination process since its start in 1994. Project HOME Run will significantly reduce the cost of loan originations and increase the Company's ability to respond to market opportunities through all lending channels.

     ELECTRONIC BANKING. In January 1996, the Company launched its electronic banking program which enables customers using personal computers and personal financial management programs to electronically access Home Savings checking and savings products, and to pay bills and use other services. Home Savings is one of 21 large financial institutions, and the only thrift, working with Intuit Service Corporation, to provide electronic home banking. This initiative is expected to further the Company's efforts to expand checking and other core services to customers and to expedite Home Savings' transition to a full-service consumer bank.

     The Company expects that expenses related to these initiatives will continue through most of 1996 and that these projects will not become meaningful contributors to earnings until 1997.

ASSET QUALITY

     At December 31, 1995, nonperforming assets (NPAs) totaled $949.4 million or 1.88% of total assets, compared to $843.0 million or 1.57% of total assets at December 31, 1994. Troubled debt restructurings (TDRs) amounted to $163.8 million at December 31, 1995. Nonperforming asset totals increased by $52.3 million during the month of October as the Company continued to work through the September 1995 conversion to a new loan servicing system. During November, NPAs increased by $9.6 million and in December, decreased by $29.1 million. The Company's ratio of reserves to NPAs was 42.4% at December 31, 1995, compared to 50.1% at December 31, 1994.

     Net charge-offs for the fourth quarter of 1995 were $42.3 million, compared to $75.5 million in the fourth quarter of 1994.
Net charge-offs for the year were $138.5 million, compared to $215.1 million in 1994.

     The Company's expenses for operations of foreclosed real estate amounted to $25.1 million in the fourth quarter of 1995, compared to $16.1 million and $21.0 million in the fourth quarter of 1994 and
the third quarter of 1995, respectively.   REO expense for the year
1995 was $86.8 million, compared to $86.0 million in 1994.

LOAN ORIGINATIONS

     Home Savings funded $1.6 billion of residential mortgages in the fourth quarter of 1995 versus $2.5 billion in the fourth quarter of 1994. Of the fourth quarter 1995 production, 63% were Adjustable Rate Mortgages, compared to 99% in the fourth quarter of 1994. For the year 1995, Home Savings funded $6.5 billion in residential mortgages compared to $10.3 billion in 1994. All fixed rate loans are originated for sale.

     Purchase loans represented 62.8% of the total fourth quarter
1995 originations, compared to 69.4% in the fourth quarter of 1994. Purchase loans represented 67.3% of loan production during 1995.

DEPOSITS

     At year-end 1995, deposits totaled $34.2 billion compared to $40.7 billion at year-end 1994. This decrease of $6.5 billion or 16% reflects the sale of $8.1 billion of deposits in New York in September 1995, and the acquisition of $1.2 billion in deposits from Household Bank in June 1995. The successful consolidation of deposit franchises has provided substantial capital and flexibility to continue the Company's progress to position itself as a full-service consumer bank.

CAPITAL

     At December 31, 1995, Home Savings of America's capital ratios exceeded regulatory requirements for well-capitalized institutions, the highest regulatory standard. At December 31, 1995, these ratios were:

                     Requirement for                            Home Savings
                    Well-Capitalized       Home Savings        Fully Phased-In
                         Status             at 12/31/95          at 12/31/95
                    ----------------       ------------        ---------------
Tangible                    -	                5.90 %                5.88%
Core Capital               5.00%              5.91 %                5.89%
Core Capital to Risk-
     Weighted Assets:      6.00%              9.48%                 9.44%
Risk-Based Capital:       10.00%             12.43%                12.39%

     In the fourth quarter, the Company purchased 2,439,000 shares of its common stock under the stock repurchase program at an average price of $25.66 per share, compared to a volume weighted average daily closing price per share traded during the fourth quarter of $25.77. The program, approved by the Board of Directors on October 3, 1995, authorizes the Company to purchase up to $250 million of its common stock.

     Kevin M. Twomey, Senior Executive Vice President and Chief Financial Officer, stated that, "We are pleased with the continued progress we have made in enhancing shareholder value by managing our capital resources. At December 31, 1995, the Parent Company had $317 million in cash, ample resources to complete the stock repurchase program. In addition, Home Savings had at year-end a fully phased-in core capital ratio of 5.89%. This represents a $444 million excess to the 5% well-capitalized standard."

SUBORDINATED DEBENTURES AT HOME SAVINGS OF AMERICA

     On January 17, 1996, Home Savings notified holders of its $250 million 10.5% subordinated debentures of its intent to redeem the issue, at par, in March 1996. The redemption will affect risk-based capital but not tangible or core capital. Home Savings had a fully phased-in risk-based capital ratio of 12.39% at December 31, 1995, $745 million above the well-capitalized standard. The issue will not be replaced at this time, resulting in substantial interest savings.

TAXES

     The Company's effective tax rate was 28.2% in the fourth quarter of 1995, compared to 53.0% in the fourth quarter of 1994. The lower effective tax rate in the fourth quarter of 1995 is partially due to the elimination of nondeductible goodwill amortization while the 1994 effective tax rate reflected the 1994 fourth quarter write-off of $25.6 million of nondeductible goodwill associated with the sale of the Illinois deposit branches. In addition, the Company recorded various tax benefits.

FASB 115

     In October 1995, the FASB agreed to a one-time opportunity for companies to reassess their classification of securities under FASB 115, Accounting for Certain Investments in Debt and Equity
Securities, by December 31, 1995. As a result, the Company reclassified $10.4 billion of its held-to-maturity investment securities to available-for-sale investment securities.

                                        **********

     H.F. Ahmanson & Company, with $50.5 billion in assets, is the Parent Company of Home Savings of America. Home Savings' deposit base is $34.2 billion. It operates 343 financial services centers in four states and 119 mortgage lending offices in 10 states.

                                        **********

     Additional information, including monthly financial data, about H.F. Ahmanson & Company and Home Savings of America can be retrieved free of charge using the following services:

                       Internet: http://www.investquest.com
                       Fax-on-Demand:  (614) 844-3860
                       On-line BBS: (614) 844-3868

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands except per share data)

At End of Period                                   December 31, 1995   September 30, 1995   December 31, 1994
----------------                                   -----------------   ------------------   -----------------
  Total assets                                        $ 50,529,586       $ 50,594,790         $ 53,725,782
  Investment portfolio                                $    892,572       $    791,969         $  1,990,895
  Loans receivable and mortgage-backed
    securities (MBS)                                  $ 47,407,521       $ 47,465,463         $ 48,791,165
  ARMs included in loans receivable and MBS           $ 45,895,028       $ 45,877,571         $ 46,409,724
  Allowance for loan losses                           $    380,886       $    385,289         $    400,232
  Deposits                                            $ 34,244,481       $ 34,617,805         $ 40,655,016
  Borrowings                                          $ 12,236,428       $ 11,757,400         $  9,176,085
  Stockholders' equity                                $  3,056,922       $  3,071,081         $  2,964,601
  Book value per common share                         $      20.75       $      20.50         $      19.70
  Tangible book value per common share                $      19.47       $      19.20         $      15.70
  Total common shares outstanding                      115,610,077        117,737,673          117,113,231

  Home Savings of America Capital Ratios:
    Tangible capital (to adjusted total assets)               5.90%              6.31%                5.12%
    Core capital (to adjusted total assets)                   5.91%              6.32%                5.50%
    Core capital (to risk-weighted assets)                    9.48%             10.03%                9.08%
    Risk-based capital                                       12.43%             12.97%               12.17%

For the Three Months Ended:
--------------------------
  Net interest income                                $     306,892       $    314,444         $    291,526
  Provision for loan losses                          $      37,927       $     29,175         $     38,544
  Net earnings                                       $      60,709       $    272,998         $     39,935
  Net earnings per fully diluted
    common share                                     $        0.40       $       2.03         $       0.23
  Dividends per common share                         $        0.22       $       0.22         $       0.22
  Loans originated and purchased                     $   1,647,308       $  1,545,219         $  2,540,081

  Average Interest Rates:
    Yield on loans and MBS                                    7.53%              7.50%                6.56%
    Yield on investment portfolio                             5.38%              6.33%                5.56%
    Yield on interest-earning assets                          7.49%              7.44%                6.50%
    Cost of deposits                                          4.73%              4.76%                3.85%
    Cost of borrowings                                        6.42%              6.92%                6.23%
    Cost of interest-costing liabilities                      5.17%              5.08%                4.30%
    Interest rate spread                                      2.32%              2.36%                2.20%
    Net interest margin                                       2.54%              2.47%                2.28%

For the Years Ended:
--------------------
  Net interest income                                $   1,226,755                            $  1,296,921
  Provision for loan losses                          $     119,111                            $    176,557
  Earnings before cumulative effect of
    accounting change                                $     450,946                            $    237,358
  Net earnings                                       $     216,204                            $    237,358
  Net earnings per fully diluted
    common share                                     $        1.40                            $       1.58
  Dividends per common share                         $        0.88                            $       0.88
  Loans originated and purchased                     $   6,483,069                            $ 10,289,269

  Average Interest Rates:
    Yield on loans and MBS                                    7.32%                                  6.40%
    Yield on investment portfolio                             6.09%                                  4.87%
    Yield on interest-earning assets                          7.26%                                  6.31%
    Cost of deposits                                          4.59%                                  3.35%
    Cost of borrowings                                        6.64%                                  5.34%
    Cost of interest-costing liabilities                      4.99%                                  3.75%
    Interest rate spread                                      2.27%                                  2.56%
    Net interest margin                                       2.41%                                  2.64%


H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited) (in thousands)

Assets                                     December 31, 1995   September 30, 1995   December 31, 1994
------                                     -----------------   ------------------   -----------------
Cash and amounts due from banks              $   752,878          $   645,369         $   782,678
Securities purchased under
   agreements to resell                          381,000              258,000             952,000
Other short-term investments                      13,278               13,840             311,942
                                              ----------          -----------         -----------
  Total cash and cash equivalents              1,147,156              917,209           2,046,620
Other investment securities held to
  maturity                                         2,448                4,941             276,945
Other investment securities available
  for sale                                         9,908               35,460              10,117
Investment in stock of Federal Home
  Loan Bank (FHLB)                               485,938              479,728             439,891
Mortgage-backed securities (MBS)
  held to maturity                             5,825,276           16,461,464          10,339,864
MBS available for sale                        10,326,866               34,236           2,449,556
Loans receivable less allowance
  for losses of
  $380,886 (December 31, 1995),
  $385,289 (September 30, 1995) and
  $400,232 (December 31, 1994)                30,273,514           30,830,642          35,992,566
Loans held for sale                              981,865              139,121               9,179
Accrued interest receivable                      154,506              158,139             212,947
Real estate held for development and
  investment (REI) less allowance
  for losses of
  $283,748 (December 31, 1995),
  $321,209 (September 30, 1995) and
  $333,825 (December 31, 1994)                   234,855              321,467             313,316
Real estate owned held for sale (REO)
  less allowance for losses of
  $38,080 (December 31, 1995),
  $37,387 (September 30, 1995) and
  $44,726 (December 31, 1994)                    225,566              212,612             161,948
Premises and equipment                           410,947              483,546             614,817
Goodwill and other intangible assets             147,974              152,497             468,542
Other assets                                     302,767              363,728             314,853
Income taxes                                        -                    -                 74,621
                                             -----------          -----------         -----------
                                             $50,529,586          $50,594,790         $53,725,782
                                             ===========          ===========         ===========
Liabilities and Stockholders' Equity
------------------------------------
Deposits                                     $34,244,481          $34,617,805         $40,655,016
Short-term borrowings under agreements
  to repurchase securities sold                3,519,311            5,487,682           2,253,805
Other short-term borrowings                         -                    -                100,000
FHLB and other borrowings                      8,717,117            6,269,718           6,822,280
Other liabilities                                873,313              921,647             930,080
Income taxes                                     118,442              226,857                -
                                             -----------          -----------         -----------
  Total liabilities                           47,472,664           47,523,709          50,761,181
Stockholders' equity                           3,056,922            3,071,081           2,964,601
                                             -----------          -----------         -----------
                                             $50,529,586          $50,594,790         $53,725,782
                                             ===========          ===========         ===========


H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands except per share data)

                                                                  For the Three Months Ended              For the Years Ended
                                                          -----------------------------------------           December 31,
                                                          December 31,  September 30,  December 31,   ---------------------------
                                                              1995           1995         1994           1995            1994
                                                          ------------  -------------  ------------   -----------     -----------
Interest income:
  Interest on loans                                        $   583,543   $   576,205   $   582,904    $ 2,405,820     $ 2,265,050
  Interest on MBS                                              309,629       333,978       205,378      1,158,077         686,390
  Interest and dividends on investments                         13,205        38,983        43,125        135,194         143,935
                                                           -----------   -----------   -----------    -----------     -----------
      Total interest income                                    906,377       949,166       831,407      3,699,091       3,095,375
                                                           -----------   -----------   -----------    -----------     -----------
Interest expense:
  Deposits                                                     407,113       504,241       389,090      1,835,590       1,291,893
  Short-term borrowings                                         65,107        37,669        39,034        197,437         182,721
  FHLB and other borrowings                                    127,265        92,812       111,757        439,309         323,840
                                                           -----------   -----------   -----------    -----------     -----------
      Total interest expense                                   599,485       634,722       539,881      2,472,336       1,798,454
                                                           -----------   -----------   -----------    -----------     -----------
      Net interest income                                      306,892       314,444       291,526      1,226,755       1,296,921
Provision for loan losses                                       37,927        29,175        38,544        119,111         176,557
                                                           -----------   -----------   -----------    -----------     -----------
      Net interest income after provision
        for loan losses                                        268,965       285,269       252,982      1,107,644       1,120,364
                                                           -----------   -----------   -----------    -----------     -----------
Other income:
  Gain on sales of MBS                                              53         2,586          -            11,919           4,868
  Gain (loss) on sales of loans                                  4,375        (1,021)      (10,058)         5,364         (21,036)
  Loan servicing income                                         15,940        16,688        29,332         60,490          74,441
  Other fee income                                              26,730        26,542        28,016        103,626         110,368
  Gain on sales of retail deposit branch systems                  -          514,671        77,901        514,671          77,901
  Gain on sales of investment securities                           (67)          142             7            187             202
  Other operating income                                         1,189         1,179        10,382          2,152          13,612
                                                           -----------   -----------   -----------    -----------     -----------
                                                                48,220       560,787       135,580        698,409         260,356
                                                           -----------   -----------   -----------    -----------     -----------
Other expenses:
  General and administrative expenses (G&A)                    199,217       235,305       196,161        818,579         758,560
  Operations of REI                                              3,625        42,148        81,259         49,481          97,644
  Operations of REO                                             25,123        21,007        16,134         86,788          86,011
  Amortization of goodwill and other intangible assets           4,611         8,103        10,094         26,559          27,835
                                                           -----------   -----------   -----------    -----------     -----------
                                                               232,576       306,563       303,648        981,407         970,050
                                                           -----------   -----------   -----------    -----------     -----------
Earnings before provision for income taxes and
  cumulative effect of accounting change                        84,609       539,493        84,914        824,646         410,670
Provision for income taxes                                      23,900       266,495        44,979        373,700         173,312
                                                           -----------   -----------   -----------    -----------     -----------
Earnings before cumulative effect of accounting change          60,709       272,998        39,935        450,946         237,358
Cumulative effect of change in accounting for goodwill            -             -             -          (234,742)            -
                                                           -----------   -----------   -----------    -----------     -----------
Net earnings                                               $    60,709   $   272,998   $    39,935    $   216,204     $   237,358
                                                           ===========   ===========   ===========    ===========     ===========
Earnings per common share - primary:
  Earnings before cumulative effect of accounting change   $      0.41   $      2.20   $      0.23    $      3.39     $      1.59
  Cumulative effect of change in accounting for goodwill           -             -             -            (1.99)            -
                                                           -----------   -----------   -----------    -----------     -----------
  Net earnings                                             $      0.41   $      2.20   $      0.23    $      1.40     $      1.59
                                                           ===========   ===========   ===========    ===========     ===========
Earnings per common share - fully diluted:
  Earnings before cumulative effect of accounting change   $      0.40   $      2.03   $      0.23    $      3.20     $      1.58
  Cumulative effect of change in accounting for goodwill           -             -             -            (1.80)            -
                                                           -----------   -----------   -----------    -----------     -----------
  Net earnings                                             $      0.40   $      2.03   $      0.23    $      1.40     $      1.58
                                                           ===========   ===========   ===========    ===========     ===========
Common shares outstanding, weighted average:
   Primary                                                 117,922,440   118,507,477   117,271,992    118,074,091     117,369,431
   Fully diluted                                           129,738,144   130,541,379   117,271,992    130,378,061     128,946,242

Return on average assets                                          0.48%         2.04%         0.29%          0.41%           0.46%
Return on average equity                                          7.93%        37.72%         5.36%          7.47%           8.00%
Return on average tangible equity*                                8.97%        42.71%        12.14%         21.64%          11.50%
Ratio of G&A expenses to average assets                           1.58%         1.76%         1.45%          1.53%           1.46%

*Net earnings excluding amortization of goodwill and other intangible assets, and cumulative effect of change in accounting for goodwill, as a percentage of average equity excluding goodwill and other intangible assets.
